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                            ARTICLES OF INCORPORATION
                                       OF
                             INETECOMMERCE.COM, INC.



                                       I.

         The name of this corporation is INETECOMMERCE.COM, INC. (hereinafter "Corporation").


                                       II.

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

         The name and address in the State of California of this Corporation's initial agent for service of process is:

                                   Noreen Khan
                        233 Wilshire Boulevard, Suite 510
                             Santa Monica, CA 90401

                                       IV.

         This Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares which this Corporation is authorized to issue is Ten Million (10,000,000) common stock.


                                       V.

         The liability of the directors of the Corporation for the monetary damages shall be eliminated to the fullest extent permissible under California law.



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                                       VI.

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through written agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.



Dated: May 25, 1999                            /s/ Patti McGlasson
                                               --------------------------------
                                               Patti McGlasson
                                               Incorporator



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